Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION,
November 21, 2008	CONTACT: John M. Mendez
(276) 326-9000
First Community Bancshares Completes Sale of Securities
in U.S. Treasury Capital Purchase Program
Bluefield, Virginia — First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com) announced today that it has issued to the U.S. Department of the Treasury, in exchange for aggregate consideration of $41.5 million, a total of 41,500 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, with a $1,000 per share liquidation preference, and a warrant to purchase up to 176,546 shares of First Community’s common stock at an exercise price of $35.26 per share. This issuance is part of the U.S. Treasury’s TARP Capital Purchase Program, which was established by the U.S. Treasury pursuant to the authority granted by the Emergency Economic Stabilization Act of 2008.
Chief Executive Officer, John M. Mendez, noted that, “Although First Community was already within its targeted capital ranges, our participation in the Treasury’s Capital Purchase Program provides us with additional capital to serve the credit needs of both new and existing customers.”
The preferred securities pay cumulative dividends of 5% a year for the first five years and 9% a year thereafter. After three years, First Community may, at its option, redeem the preferred securities at their liquidation preference plus accrued and unpaid dividends. First Community can only redeem the preferred securities during the first three years after issuance with the proceeds from a “qualified equity offering.” Both the preferred securities and the warrant will be accounted for as components of First Community’s regulatory Tier 1 capital.
First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $2.13 billion financial holding company and is the parent company of First Community Bank, N. A. First Community Bank, N. A. operates through 59 locations in the five states of Virginia, West Virginia, North Carolina, South Carolina, and Tennessee. First Community Bank, N. A. offers wealth management services through its Trust & Financial Services Division and Investment Planning Consultants, Inc., a registered investment advisory firm which offers wealth management and investment advice. First Community’s wealth management group managed assets with a market value of $897 million at September 30, 2008. First Community is also the parent company of GreenPoint Insurance Group, Inc., a full-service insurance agency located in High Point, North Carolina. First Community’s common stock is traded on the NASDAQ Global Select Market under the symbol “FCBC”. Additional investor information can be found on the Internet at www.fcbinc.com.
This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.